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                                                                    Exhibit 99.1

                                                                    NEWS RELEASE
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                                                         135 North Robles Avenue
                                                                       Suite 800
                                                         Pasadena, CA 91101-4501
                                                                    626-792-5700

FOR IMMEDIATE RELEASE
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September 19, 2001

Gemstar-TV Guide Announces $300 Million Share-Repurchase Plan and Holds Conference Call To Reaffirm Q-3 Guidance

PASADENA, Calif.--Sept. 19, 2001--Gemstar TV Guide International, Inc. (Nasdaq:GMST), announced today that its board of directors has authorized the
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repurchase by the Company of up to $300 million of its outstanding common stock.

The purchases will be made in the open market at prevailing prices, or in privately negotiated transactions at then prevailing prices.

"The board's decision reflects its confidence in the Company's current performance and future potential and its ability to execute its strategic plans," said Henry C. Yuen, chairman and chief executive officer of Gemstar-TV Guide. "The Company has a strong cash position, and has been and will be generating significant cash from operations. Combined with the Company's current stock price level, we believe that repurchasing our shares is a sound and attractive use of cash."

The Company will hold a conference call on Wednesday, September 19, 2001 with analysts and investors to discuss the current state of business and to reaffirm its third quarter guidance. Henry C. Yuen, Chairman and CEO of Gemstar-TV Guide, will host the call.

Investors are invited to participate in the conference call on Wednesday, September 19, 2001 at 1:00 p.m. Eastern Daylight Time (10:00 a.m. Pacific Daylight Time). The dial in number is 888/957-9874 in the U.S., or 712/271-0060 for international. The confirmation code is "Business Update".

Those unable to participate in the call and who would like to hear a rebroadcast, please call 800/839-2238 in the U.S., or 402/998-0927 for international. The rebroadcast will be available approximately one hour following the call through 10:00 p.m. Pacific Daylight Time Wednesday, September 26, 2001.

About Gemstar-TV Guide International, Inc.

Gemstar-TV Guide International, Inc., is a leading global technology and media company focused on consumer entertainment. The Company has three major business sectors: the Technology and Licensing Sector, which is responsible for developing, licensing and protecting the Company's intellectual property and technology; the Company's technology includes the VCR Plus+(R) system, interactive program guide ("IPG") products and services marketed under the GUIDE Plus+(R) and TV Guide Interactive(sm) brands and the electronic book ("Gemstar eBook(TM)"); the Interactive Platform Sector, which derives recurring income from advertising, interactive services, content sales and e-commerce on the Company's proprietary platforms, including IPG, tvguide.com, eBook, and skymall.com(R); and the Media and Services Sector, which operates the TV Guide(R) magazines, TV Guide Channel(sm), TVG Network(sm), and other television media properties, provides programming and data services, sells merchandise through the SkyMall(R) catalog and operates a media sales group that services all of the Company's media properties.

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The IPG products are integrated into various devices, including televisions,
VCRs and set-top boxes (cable, satellite, telco, Internet) and can display a multi-day television program guide on the television screen from which the consumer can view, select, tune to or record programs. The Gemstar eBook is a reading device that can store tens of thousand of pages, and permits a user to purchase and receive instant delivery of any book, magazine or newspaper over a standard telephone line.

The Company's media properties reach over 100 million U.S. homes, and its products and services are available in over 60 countries worldwide.

The Company's services, technology and intellectual property are licensed to major technology, media and communication companies in the consumer electronics, Internet, personal computer, satellite, cable television and telco industries. Licensees and customers include Adelphia, AOL Time Warner, AT&T, Cablevision, Charter, Comcast, Cox, Matsushita, Microsoft, Mitsubishi, Motorola, Philips, Shaw, Sony, Thomson Multimedia, Zenith and others. The Company has more than 170 issued U.S. patents in the general area of audio-visual technologies with over 4,200 claims, over 190 issued foreign patents, and continues to actively pursue a worldwide intellectual property program and currently has roughly 300 U.S. and 800 foreign patent applications pending.

Except for historical information contained here, the matters discussed in this news release contain forward-looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products and services; the impact of competitive products and pricing; the management of growth; and the other risks detailed from time to time in the company's SEC reports, including the most recent reports on Form 10-K, 8-K, and 10-Q, each as it may be amended from time to time. The forward-looking statements included in this release are made only as of the date of this release and the company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.

Note to Editors: Gemstar, TV Guide, Gemstar eBook, GUIDE Plus+, TV Guide Interactive, VCR Plus+, PlusCode, TVG Network, SkyMall, and skymall.com are trademarks of Gemstar-TV Guide International, Inc. Other product names used herein are for identification purposes only and may be trademarks of their respective companies.

Contact:

  Gemstar TV Guide International, Inc.
  Analysts & Investors --
  Elsie Leung, 626/792-5700
  Linda Lloyd da Silva, 626/792-5700
  or
  News Media --
  Lauren Snyder, 212/852-7585